Exhibit 99.1

50 N. Laura Street
Jacksonville, Fla. 32202
904-357-9100

News Release

Contacts
Investors	Mr. Carl Kraus	904-357-9158
Media Relations	Mrs. Shannon Thuren	904-357-9181

For Immediate Release

Rayonier to Purchase 56,300 Acres of Timberland in Washington

JACKSONVILLE, Fla., March 12, 2008 – Rayonier (NYSE:RYN) today announced that it has entered into a definitive agreement to purchase approximately 56,300 acres of timberland in southwestern Washington from Sierra Pacific Industries. The purchase, which is expected to close early in the second quarter, is valued at $215 million, ($3,819 per acre), subject to customary adjustments and prorations. It will increase Rayonier’s Washington holdings to more than 426,000 acres.

“This acquisition reflects our strategy to grow and upgrade our portfolio with timberlands that meet our strategic investment criteria. In this case, we will substantially increase our holdings of merchantable Douglas-fir and western hemlock timber, and gain highly productive land for long-term management,” said Rayonier chairman, president and CEO Lee M. Thomas. “We have a great deal of forestry expertise in the region, which will allow us to successfully integrate this timberland into our portfolio.”

Funding for this cash accretive purchase will be provided through a combination of cash on hand and borrowings from our existing revolving credit facility. The acquisition will be structured as part of a tax-efficient like-kind exchange which will provide significant benefits by eliminating tax on gains from real estate sales, and by increasing returns on the future sales of our higher-and-better-use (HBU) real estate properties.

Rayonier manages its Washington timberlands in accordance with the Sustainable Forestry Initiative® and intends to certify the acquired timberlands.

Headquartered in Jacksonville, Fla., Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The company’s real estate holdings include approximately 200,000 acres in the fast-growing counties along Interstate 95 between Savannah, Georgia, and Daytona Beach, Florida. Rayonier is structured as a real estate investment trust.

Except for historical information, the statements made in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements, which include statements regarding anticipated earnings, revenues, taxes and other statements relating to Rayonier’s financial and operational performance, in some cases are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements contained in this release: unexpected delays in the entry into or closing of real estate sale transactions, including, without limitation, the above-described transaction; changes in law or policy that might condition, limit or restrict the development of real estate; the ability of the company to identify and complete timberland and higher-value real estate acquisitions, including the transactions referenced above; the ability of the company to complete tax-efficient, like-kind exchanges of real estate; and implementation or revision of governmental policies and regulations affecting taxes, including changes in tax laws that could reduce the benefits associated with REIT status or like-kind exchanges of real estate. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.